TERMINATION AGREEMENT
This TERMINATION AGREEMENT (the "Agreement"), is made as of this 18th day of December, 2018 ("Effective Date"), by and among Heska Imaging, LLC, a Delaware limited liability company (the "Buyer"), and Cuattro, LLC, a Colorado limited liability company (the "Seller").
RECITALS
WHEREAS, Buyer and Seller are parties to (i) that certain Amended and Restated License Agreement, dated February 22, 2013, as amended by that certain Assignment and Assumption Agreement (License Agreement) dated as of May 31, 2016 (collectively, the "License Agreement") and (ii) that certain Supply Agreement, dated February 22, 2013, and replaced on February 24, 2013 pursuant to that certain Letter Agreement, dated March 4, 2013, as amended (a) by that certain Amendment to Supply Agreement, dated August 10, 2015 and (b) that certain Assignment and Assumption Agreement (Supply Agreement) dated as of May 31, 2016 (collectively, the "Supply Agreement").
WHEREAS, pursuant to that certain Purchase Agreement for Certain Assets, by and among Heska, Buyer and Seller, dated November 26, 2018 (the "Purchase Agreement"), limited to the Veterinary Field, (i) Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller's right, title and interest in and to the Owned Software Assets, the Licensed Software Assets and the Other Assets and (ii) Seller desires to assign to Buyer, and Buyer desires to assume, all the rights and obligations of the Inbound Licenses and MWSTCs; all subject to the terms and conditions contained in the Purchase Agreement (as such terms are defined in the Purchase Agreement).
WHEREAS, upon Closing of the Purchase Agreement, for use in the Veterinary Field, Buyer will own the assets that were the subject of the License Agreement and Buyer will obtain its own relationships with suppliers, such that Buyer will no longer require the benefits of the Supply Agreement.
NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants, and agreements contained herein, the parties hereto hereby agree as follows:
AGREEMENT
1.Incorporation of Recitals. Each of the undersigned hereby acknowledges and agrees that the foregoing recitals are true and correct in all respects. The foregoing recitals are hereby incorporated into and made a part of this Agreement.
2.    Termination of the License Agreement. Notwithstanding Section 4 of the License Agreement, the License Agreement is hereby terminated effective as of December 18, 2018 (the "Termination Date"). From and after the Termination Date, the License Agreement will be of no further force or effect, and the rights and obligations of each of the parties thereunder shall terminate; provided, that Sections 5 and 10 shall survive according to their respective terms.
3.    Termination of the Supply Agreement. Notwithstanding Section 2 of the Supply Agreement, the Supply Agreement is hereby terminated effective as of the Termination Date. From and after the Termination Date, the Supply Agreement will be of no further force or effect, and the rights and obligations of each of the parties thereunder shall terminate; provided, that Sections 16, 17 and 18 shall survive according to their respective terms.
4.    Transition Services; Credit for Monthly Logistics and Management Fee.
(a)    Notwithstanding the termination of the Supply Agreement, Seller will, during the Transition Period, for no additional compensation, (i) assist Buyer and the provider under the Cloud Agreement (as defined in the Purchase Agreement)(the “New Provider”) to implement data migration from Seller’s platform to the New Provider platform and (ii) continue to perform hosting, DICOM nodes, data migration and other cloud-related services for Buyer in the manner previously provided by Seller under, and in accordance with the terms and conditions of, the Supply Agreement (collectively, the “Transition Services”). The “Transition Period” will be the period of time ending on the earlier of (i) December 31, 2019 and (ii) the date that Buyer notifies Seller in writing that all data migration and services transition to the New Provider have been completed to the reasonable satisfaction of Buyer (the “Transition”); provided, that if the Transition has not occurred on December 31, 2019 for any reason other than the failure of Buyer to reasonably cooperate with the Transition, then the Transition Period will be extended to the date on which the Transition is completed to the reasonable satisfaction of Buyer.
(b)    In connection with the terminations set forth herein, Seller will reimburse Buyer in an amount equal to $200,000 to reflect an agreed-upon adjustment to the monthly logistics and management fees paid prior to termination pursuant to Section 6.4 of the Supply Agreement, payable to Buyer on the Termination Date in cash in immediately available funds.
5.    Trademark License.
(a)    Notwithstanding the termination of the License Agreement, in consideration of the transactions contemplated by the Purchase Agreement, Seller hereby grants to Buyer a fully paid-up, non-exclusive worldwide right and license (the "License"), sub-licensable to Heska Corporation and its Affiliates (as defined in the Purchase Agreement), to use those trademarks and trade dress set forth on Schedule 1 hereto (collectively, the "Marks") in connection with the digital imaging and related goods and services offered by Buyer. The License will commence as of the date hereof and continue through December 31, 2022. Commencing after January 1, 2023, the License will continue on a year-to-year basis unless on or before September 30 of any calendar year (i) Buyer notifies Seller in writing that it wishes to terminate the License effective as of December 31st of the year in which such notification is given or (ii) Seller notifies Buyer in writing that it wishes to terminate the License, provided that such termination shall be effective as of December 31st of the third calendar year following the year in which such notification is given.
(b)    Seller will have the right to exercise quality control over Buyer's use of the Marks to the extent reasonably necessary under applicable law to maintain the validity of the Marks and protect the goodwill associated therewith, which will inure to Seller.
6.    Miscellaneous.
(a)    This Termination Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Termination Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Termination Agreement.
(b)    This Termination Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

[Signature Page To Follow]

IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date first written above.

"BUYER":

HESKA IMAGING, LLC

By:    /s/ Jason Napolitano

Name:    __Jason Napolitano_____________

Title:    _Manager____________________

"SELLER":

CUATTRO, LLC

By:     _/s/ Kevin Wilson______________

Name:    __Kevin Wilson__________

Title:    _Manager_____________

Schedule 1

Trademarks and Trade Dress

The following word marks:

•	“CUATTRO”

•	“CUATTRO DR”

•	“CUATTRO UNO”

•	“CUATTRO HUB”

•	“SONO POD”

•	“DENTI POD”
The following design marks:
All confusingly similar derivations of any of the foregoing.

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